Exhibit 21.1
Subsidiaries of the Registrant

Name of Entity	State of Organization
PRC Williston, LLC	Delaware
Sharon Hunter Resources, Inc	Colorado
Magnum Hunter Resources GP, LLC	Delaware
Magnum Hunter Resources LP	Delaware
Triad Hunter, LLC	Delaware
Alpha Hunter Drilling, LLC	Delaware
Eureka Hunter Pipeline, LLC	Delaware
Hunter Disposal, LLC	Delaware
Hunter Real Estate, LLC	Delaware
NGAS Hunter, LLC	Delaware
MHR Acquisition Company II, LLC	Delaware
MHR Acquisition Company III, LLC	Delaware
MHR Callco Corporation	Alberta, Canada
MHR Exchangeco Corporation	Alberta, Canada